Exhibit 10.16

Execution Version

MARBLEGATE ACQUISITION CORP.

Personal and Confidential

December 2, 2022

Redan Advisors LLC

c/o Patrick J. Bartels, Jr.

Re:	Appointment as Independent Director

Dear Patrick,

Further to our discussions and your appointment as an independent director of the Board of Directors (the “Board”) of Marblegate Acquisition Corp. (the “Company”), I am happy to provide this letter agreement (this “Agreement”) setting forth the terms and conditions of your directorship.

1.	Start Date. Your position as an independent director of the Board will commence on December 2, 2022 (the “Start Date”).

2.

Roles and Responsibilities. You shall be assigned the duties and responsibilities (including potentially serving on committees of the Board) as are customary of an independent director and as may from time to time be assigned by the Board or its designee in relation to the Company and each and all of the companies, entities, partnerships, or businesses controlled by, controlling, or under common control with the Company and its respective subsidiaries (collectively, the “Company Entities”).

3.

Director Fee. During and subject to your continued service as an independent director on the special committee of the Board or of any of the other Company Entities’ boards and subject to your not being otherwise employed by the Company or any of the Company Entities, you shall receive a director fee (the “Director Fee”) at a rate of fifty thousand dollars ($50,000) per month payable in advance on the 15th day of each calendar month and with the first month’s payment payable on the date hereof, from the period beginning on the Start Date until the earlier of (x) the date of the consummation of a definitive business combination with DePalma Acquisition I LLC and DePalma Acquisition II LLC (collectively, the “Target”) and (y) the date the Company advises you that it has determined to terminate its discussions with the Target with respect to a business combination (such period, the “Directorship Period”); provided, however, that in any event, the Company shall be obligated to pay a minimum of six (6) monthly payments (aggregating three hundred thousand dollars ($300,000)) to you by reason of your service as an independent director of the Board (the “Minimum Fee”). For the avoidance of doubt, the Director Fee during any partial month of service will be pro-rated.

4.

Term of Directorship. Your position as an independent director of the Board is subject to the terms and conditions of the Company’s organizational documents and is terminable by either you or the Company for any reason and at any time upon written notice to the other party. Subject to the terms of Section 3 of this Agreement (including payment of the Minimum Fee), in the event that your position as an independent director of the Board terminates for any reason, you shall receive only your Director Fee through the date of such termination, and you will not be entitled to any additional compensation or benefits whatsoever. Further, in the event that your position as an independent director of the Board terminates for any reason, any and all positions you hold with any of the Company Entities shall automatically terminate and you agree to execute any documents or take any actions required to effectuate the foregoing, including applicable resignation letters.

5.

Indemnification. You shall be entitled to indemnification and exculpation (your “Indemnification Rights”) as provided in the Company’s applicable director and officer insurance policy and organizational documents and in that certain Indemnity Agreement entered into between you and the Company, dated as of even date herewith (the “Indemnity Agreement”).

6.

No Benefits. During the Directorship Period, except for your Director Fee, your Indemnification Rights and your right to reimbursement of expenses as determined and approved by the Board pursuant to the Company’s organizational documents, you shall not participate in, or receive, any of the benefits, rights, privileges, interests, or perquisites that the Company or any of the Company Entities extend to any of their respective employees, including relating to any employee benefit plan or program, wage, compensation, reimbursement, commission, bonus, profit sharing, carried interest, equity, phantom equity, or any benefit relating to paid vacation, sick, personal, or other time off, severance, separation from service, pension, retirement, social security, savings, 401K, welfare, health, medical, dental, life, disability, unemployment, or workers’ compensation.

7.

Independent Contractor Status. You shall be an independent contractor of the Company and nothing in this Agreement is intended to, or shall be deemed or construed to, create any partnership, agency, joint venture, or employment relationship between or among you, on the one hand, and any Company Party (as defined below), on the other hand. As such, your relationship to the Company and the Company Parties shall only be that of an independent contractor and you shall perform all services pursuant to this Agreement as an independent contractor. The Company and the Company Parties shall not, with respect to your services, exercise or have the power to exercise such level of control over you as would indicate or establish that a relationship of employer and employee exists between you and the Company or the Company Parties. You shall have full and complete control over the manner and method of rendering the services hereunder.

8.

Taxes. The Company will issue, or cause to be issued, you a tax form(s) 1099 which reflects any Director Fee paid pursuant to this Agreement. Notwithstanding the foregoing, neither the Company nor any of the Company Parties makes any representation to you concerning the tax consequences of such Director Fee. Neither the Company nor any of the Company Parties shall withhold or deduct from any such amounts in respect of taxes, income taxes, employment taxes, or withholdings of any nature on your behalf. It is intended that such amounts shall constitute revenues to you and that you shall be solely responsible for the withholding and payment of any foreign, federal, state, local, or other income, payroll, employment, or other taxes. You are solely responsible for withholding and paying all foreign, federal, state, and local taxes, including income taxes, business taxes, estimated taxes, self-employment taxes, and any other taxes, fees, additions to tax, interest, or penalties (collectively, all of the foregoing, “Taxes”) which may be assessed, imposed, or incurred as a result of or relating to this Agreement (including the Director Fee) or any amounts received by you from the Company or the Company Parties relating thereto. You shall indemnify and hold harmless the Company and the Company Parties from and against any and all Taxes or other liability (including interest, penalties, accountants’ and attorneys’ fees, costs, and expenses) for any Taxes or other liability which may be assessed, imposed, or incurred as a result of or relating to this Agreement or any amounts received by you from the Company or the Company Parties relating thereto. In the event the Company or any of the Company Parties is required to make any payment which is your obligation under this Agreement to the Internal Revenue Service or any other taxing authority in respect of any Taxes, you shall, upon receipt of written notice from the Company, remit to the Company an amount equal to such payment, within ten (10) business days from such notice.

9.

No Conflict. You may be employed by another company, may serve on other boards of directors, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate your obligations under this Agreement or your fiduciary obligations to the Company’s shareholders. The ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty. You represent that you have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and you agree to use your best efforts to avoid or minimize any such conflict and agree not to enter into any agreement or obligation that could create such a conflict without the approval of a majority of the Board. If, at any time, you are required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, you will, to the extent permitted by applicable law, promptly notify the Board of such obligation, prior to making such disclosure or taking such action.

10.

Compliance with Policies. You will perform your duties and responsibilities diligently, loyally, in accordance with the terms of this Agreement and in compliance with applicable law and all of the Company Entities’ policies, practices, and procedures, including all compliance and director manuals and handbooks, insider trading policies, and related documents, as they may be adopted or amended from time to time in the Company’s sole discretion. You shall also abide by all compliance requirements and requests as and when they may be made by the Company.

11.

Entire Agreement. This Agreement (together with (a) the Indemnity Agreement and your Indemnification Rights, (b) that certain Confidentiality Agreement, dated as of October 9, 2022, entered into between Redan Advisors LLC and the Company and (c) that certain Insider Letter Agreement, by and between you and the Company dated as of even date herewith) replaces and supersedes any and all previous or existing agreements, arrangements, negotiations, conversations or understandings, oral or written, between you and any of the Company Entities or any of their respective officers, directors, managers, partners, principals, owners, members, employees, consultants, contractors, advisors, fiduciaries, representatives, or agents (collectively, with the Company Entities, the “Company Parties” and, each, a “Company Party”) relating to the terms and conditions of your directorship, including with respect to any compensation, bonus, restricted share units, profits participation, carried interest, severance, or the amount or terms thereof. This Agreement contains the entire agreement and understanding of the parties, no party is relying on any promises or assurances, written or oral, other than those explicitly contained in this Agreement, and the terms and conditions of your directorship can be modified only in an agreement signed by you and a member of the Board (other than yourself). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.

Headings/Drafting. The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any party, regardless of which party drafted this Agreement or any provision hereof. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope and “including” shall be construed as “including without limitation.”

13.

Governing Law/Disputes. This Agreement shall be governed by the laws of the State of Delaware, shall be deemed to have been made in the State of Delaware, and shall be interpreted, construed, and enforced pursuant to the laws of the State of Delaware, without giving effect to Delaware’s conflict or choice of law principles. Any proceeding relating to your directorship with the Company, the termination thereof, or this Agreement shall be resolved in the state or federal courts in Delaware, and the parties agree to exclusive jurisdiction and venue in that jurisdiction, and, to the extent permitted by applicable law, waive any rights to a trial by jury.

14.

Severability/Modification. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the parties’ original intent (as reflected herein) to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof is declared invalid, the remaining provisions shall nevertheless remain in full force and effect.

15.

Assignment. This Agreement may be assigned by the Company and upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such assigned party. You may not assign your rights and obligations under this Agreement and any such attempt to assign this Agreement shall be void ab initio.

16.	Survival. Sections 4-17 of this Agreement shall survive the termination of your directorship with the Company or affiliation with any of the Company Parties.

17.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

*            *              *

Sincerely,

MARBLEGATE ACQUISITION CORP.

/s/ Andrew Milgram
Name: Andrew Milgram
Title: Chief Executive Officer

[Signature Page to Director Letter Agreement]

ACKNOWLEDGED AND AGREED:

/s/ Patrick J. Bartels, Jr.	12/2/2022
Patrick J. Bartels, Jr.	Date

[Signature Page to Director Letter Agreement]